Exhibit 99.1

Exhibit 99.1 Earnings Press Release, dated August 12, 2025

SKYX Reports Increase of 15% with Record Second Quarter 2025 Revenues of $23.1 Million Compared to $20.1 Million for First Quarter 2025 as it Continues to Grow its Market Penetration in the U.S. and Canadian Markets

Company reports $15.7 million in cash, cash equivalents, and restricted cash, as compared to $12.3 million as of March 31, 2025. SKYX Continues to Leverage its Cash Position Through its E-Commerce Platform of 60 Websites among Other Methods Including Support from Strategic Investors and Insiders

SKYX Revenues Increased for 6 Comparable Quarters from Q1 2024 Through Q2 2025 with $19M in Q1/24, 21.4M in Q2/24, $22.2M in Q3/24, $23.7M in Q4/24, $20.1M in Q1/25, and $23.1M in Q2/25

Gross Profit Improvement by 23% to $7 million in the Second Quarter of 2025 Sequentially from the First Quarter of 2025

Net cash used in Operating Activities for the Second Quarter ending June 30, 2025, Decreased Sequentially by 54% to $2.0 Million Compared to $4.3 Million in the First Quarter of 2025

Major SKYX Collaboration with a Miami $3 Billion Mix-Use Urban, Smart Home City Project; SKYX is Expected to Supply Over 500,000 Units of its Advanced Smart Home Plug & Play Platform Technologies for the Entire Smart City Project

SKYX’s Technologies Provide Additional Opportunities for Future Recurring Revenues Through Interchangeability, Upgrades, Monitoring and Subscriptions, Among Others

SKYX’s Safety Code Standardization Team is Continuing to Progress and is Receiving Significant Support from a New Prominent Leader with its Government Safety Organization Process for Safety Mandatory Standardization in Homes and Buildings of Its Ceiling Outlet/Receptacle Technology

Company Expects Its Products to Be in 40,000 Units/Homes by The End of Q3 2025 in the U.S and Canada Through Retail and Pro Segments

MIAMI, FL – August 12, 2025 – SKYX Platforms Corp. (NASDAQ: SKYX) (d/b/a SKYX Technologies) (the “Company” or “SKYX”), a highly disruptive platform technology company with over 100 pending and issued patents globally and over 60 lighting and home décor websites, with a mission to make homes and buildings become safe and smart as the new standard, today reported its financial and operational results for the Second quarter ended June 30, 2025.

Second Quarter 2025 Highlights and Recent Events

●	Generated record Second quarter 2025 revenues of $23.1 million compared to $20.1 million for the first quarter of 2025.
●	As of June 30, 2025, Company reported $15.7 million in cash, cash equivalents, and restricted cash, as compared to $12.3 million as of March 31, 2025.
●	As common with companies such as ours when sales are converted into cash rapidly, often referred to as the “Dell Working Capital Model”, the Company leverages its trades payable to finance its operations, to enhance its cash position and to lower its cost of capital.
●	Management believes it has sufficient cash to achieve its goals including being cash flow positive in 2025.
●	Net cash used in operating activities for the Second quarter ending June 30, 2025, decreased sequentially by 54% to $2.0 million compared to $4.3 million in the First quarter of 2025.
●	The gross profit for the Second quarter ending June 30, 2025, increased sequentially by 23% to $7.0 million, compared to the First quarter ending March 31, 2025.
●	The gross margin for the Second quarter ending June 30, 2025, increased sequentially by 7% to 30.3%, compared to the First quarter ending March 31, 2025.
●	Entered into a major collaboration with a $3 billion mixed-use smart city development in the Little River District in the heart of Miami. SKYX has financial backing from U.S. and Global manufacturers to support its massive product deployment.
●	SKYX is expected to deliver over 500,000 units of its advanced and plug & play smart home technologies addressing the 5,700 residential units, 350,000 square feet of retail and commercial space and a new $35 million Tri-Rail station.
●	Announced demand surge towards the launch of its new disruptive patented all-in-one smart turbo heater and ceiling fan. This highly innovative product - integrating a ceiling fan with a built-in heater - is designed to address a massive market opportunity for all four seasons. The combined ceiling fan and portable heater category is a multi-billion-dollar market, with tens of millions of units sold annually in the U.S. alone.
●	Announced a U.S. and global sales and marketing collaboration agreement with Parrot Uncle, a world leading ceiling fan and home décor manufacturer selling millions of fans globally with SKYX and Parrot Uncle jointly marketing SKYX’s disruptive technologies and products in the U.S. and to global markets including its patented all-in-one smart turbo heater & ceiling fan.
●	Granted 8 newly issued U.S. and global patents with now over 100 patents and pending applications with 45 issued patents. Each of the Company’s 100 patents and pending application is based on three major factors 1. Safety, 2. Massive Addressable Market, 3. Global Applications.
●	Through the Second quarter of 2025, SKYX has secured additional equity, mainly through preferred stock with no warrants as part of a broader financing round totaling approximately $15 million to date, led by The Shaner Group, owner, and developer of more than 70 hotels worldwide.
●	The $15 million broader round included substantial participation from company insiders, including SKYX President Steve Schmidt and Co-CEOs Lenny Sokolow and John Campi, underscoring their continued confidence in SKYX’s strategic vision and growth trajectory.
●	Net loss per share decreased by $0.01 to $0.08 per share in the Second quarter of 2025 compared to $0.09 in the first quarter of 2025. Adjusted EBITDA loss per share, a non-GAAP measure, decreased to $0.02 per share in the Second quarter of 2025, as compared to $0.04 per share, in the First quarter of 2025.

Market Acceptance and Recent Events:

●	SKYX is continuing to grow its market penetration in the U.S. and Canada to both retail and pro segments through its e-commerce platform of 60 websites among other channels as described below.
●	Collaborating with Home Depot for its advanced and smart plug & play products for both retail and professional segments. Company is in the process of growing its product assortment in Home Depot to offer a variety of its advanced plug & play smart products including ceiling fans, heater fans, light fixtures, EXIT signs, Emergency lights, ceiling outlet receptacles, recessed lights, downlights indoor and outdoor wall lights, retrofit kits, among others.
●	Collaborating with Wayfair for Its Advanced and Smart Plug & Play Products for both retail and professional segments. SKYX’s product offering will include a variety of its advanced and Smart Plug & Play products including Retrofit Kits, Smart Light Fixtures, Smart Ceiling Fans, Ceiling Outlet Receptacles, Recessed Lights and more.

●	Collaborating with U.S. and world leading lighting companies including Kichler Quoizel, European leading company, EGLO, and world lighting manufacturer Ruee.
●	Collaborating with a new Miami $3 billion smart urban city. Expected to deploy over 500,000 units of its advanced smart plug & play products.
●	Collaborated with Cavco Homes, a leading U.S. prefabricated home manufacturer, for integrating our advanced and smart plug & play technologies into Cavco’s high-end premium homes shown at the builder show. Cavco is a public company that has sold nearly one million homes and continues to deliver close to 20,000 annually.
●	Three luxury developments by Forte Developments, including an 80-story high-rise in Miami’s Brickell District and projects in Clearwater Beach and Jupiter, Florida, will feature SKYX’s technology. More than 12,000 smart plug & play products, including ceiling outlets, lighting, fans, and emergency fixtures, will be supplied across 400+ units. A 1,000-unit mixed-use development by Jeremiah Baron Companies will incorporate smart plug & play technologies, with 140 units receiving initial product supply. This product rollout will include ceiling outlets, lighting, fans, and emergency fixtures, with deliveries continuing throughout construction.
●	A strategic partnership with JIT Electrical Supply, a leading builder supplier, will expand SKYX’s footprint in electrical, lighting, and ceiling fan markets. JIT, which has supplied over 100,000 U.S. homes, will distribute SKYX’s lighting solutions, ceiling fans, recessed lights, emergency lights, exit signs, and indoor/outdoor wall lights beginning early 2025.
●	Huey Long, former Amazon E-Commerce Director and executive at Walmart and Ashley Furniture, has joined as head of SKYX’s e-commerce platform. He will collaborate with the existing team to expand market penetration across 60 lighting and home décor websites and other key e-commerce channels in the U.S. and Canada.
●	SKYX’s technologies provide opportunities for recurring revenues through interchangeability, upgrades, monitoring, and subscriptions. Company is focused on the “Razor & Blades” model and its product range includes its advanced ceiling electrical outlet (Razor) and its advance and smart home plug & play products (Blades) including its advance and smart home plug & play platform products, lighting, recessed lights, down lights, EXIT signs, emergency lights, ceiling fans, chandeliers/pendants, holiday/kids/themes lights, indoor/outdoor wall lights among other. Company’s plug & play technology enables an installation of lighting, fans, and smart home products in high-rise buildings and hotels within days rather than months.

Safety Standardization Mandatory Code / Insurance Specification and Recommendation

●	SKYX’s code team, led by industry veterans Mark Earley, former head of the National Electrical Code (NEC), and Eric Jacobson, former President, and CEO of the American Lighting Association (ALA). Company’s safety Code Standardization team believes it will achieve assistance from additional safety organizations with its code mandatory safety standardization efforts based on the product’s significant safety aspects. Mr. Earley and Mr. Jacobson were instrumental in numerous code and safety changes in both the electrical and lighting industries. Both strongly believe that, considering the Company’s standardization progress including its product specification approval voting for by ANSI / NEMA (American National Standardization Institute / National Electrical Manufacturers Association) and being voted into 10 segments in the NEC Code Book, it has met the necessary safety conditions for becoming a ceiling safety standardization requirement for homes and buildings.
●	Insurance Companies. Company strongly believes its products can save insurance companies many billions of dollars annually by reducing fires, ladder falls, and electrocutions among other things. Management expects that once it completes an entire range and variations of its safe advanced plug & play products it will start being recommended by insurance companies.
●	SKYX – GE (General Electric) Global licensing agreement. To accommodate SKYX’s its code standardization and licensing strategy the Company has signed a 5-year global licensing agreement with GE to license its advanced and smart home platform technologies.

Select Second Quarter 2025 Financial Results

Revenue in the Second quarter of 2025 increased 15% and 8% to $23.1 million, including E-commerce sales as well as smart and standard plug and play products, as compared to $20.1 million and $21.4 million in the First quarter of 2025 and the Second quarter of 2024, respectively.

Net cash used in operating activities for the Second quarter ending June 30, 2025, decreased sequentially by 54% to $2.0 million compared to $4.3 million in the First quarter of 2025.

The gross profit for the Second quarter ending June 30, 2025, increased sequentially by 23% to $7.0 million, compared to the First quarter ending March 31, 2025.

The gross margin for the Second quarter ending June 30, 2025, increased sequentially by 7% to 30.3%, compared to the First quarter ending March 31, 2025.

Reported $15.7 million in cash, cash equivalents, and restricted cash, as of June 30, 2025, as compared to $12.3 million as of March 31, 2025. As common with companies such as ours when their sales are converted into cash rapidly, often referred to as the “Dell Working Capital Model”, we leverage our trades payable to finance our operations to enhance our cash position and lower our cost of capital.

Through the Second Quarter of 2025, we secured additional equity, mainly through preferred stock investment with no warrants as part of broader financing round totaling approximately $15 million to date, led by The Shaner Group, owner and developer of more than 70 hotels worldwide as well as SKYX’s President Steve Schmidt and Co-CEOs Lenny Sokolow and John Campi, underscoring their continued confidence in SKYX’s strategic vision and growth trajectory.

For the Second quarter of 2025 Adjusted EBITDA loss, which is the loss before interest, taxes, depreciation, and amortization, as adjusted for share-based payments, a non-GAAP measure, decreased to $2.6 million, or $0.02 per share, as compared to $3.6 million, or $0.04 per share, in the First quarter of 2025.

The Company’s financial statements for the quarter ended June 30, 2025, will be filed with the SEC and are available on the Company’s investor relations website. https://ir.skyplug.com/sec-filings/

Management Commentary

Company’s Management, Board members, and Senior Advisors include former CEO’s and executives from Fortune 100 companies including Nielsen, Microsoft, Disney, GE, Home Depot, Office Depot, Chrysler, among others.

The Company generated record Second quarter 2025 revenues of $23.1 million as compared to $21.4 million for the Second quarter of 2024.

We are encouraged by our path to the builder/commercial segments, large online and brick-and-mortar retail partners as well as our future potential to realize incremental licensing, subscription, and AI/data aggregation revenues.

Furthermore, our e-commerce website platform with 60 websites enhances the acceleration of marketing, distribution channels, collaborations, licensing, and sales to both professional and retail segments. Our websites include banners, videos, and educational materials regarding the simplicity, cost savings, timesaving, and lifesaving aspects of the Company’s patented technologies.

We believe we have accelerated our pace of sales with a robust gross margin profile, notably managing the cash burn of SKYX. Our e-commerce platform with over 60 websites is expected to continue providing additional cash flow to the Company.

About SKYX Platforms Corp.

As electricity is a standard in every home and building, our mission is to make homes and buildings become safe-advanced and smart as the new standard. SKYX has a series of highly disruptive advanced-safe-smart platform technologies, with over 100 U.S. and global patents and patent pending applications. Additionally, the Company owns over 60 lighting and home decor websites for both retail and commercial segments. Our technologies place an emphasis on high quality and ease of use, while significantly enhancing both safety and lifestyle in homes and buildings. We believe that our products are a necessity in every room in both homes and other buildings in the U.S. and globally. For more information, please visit our website at https://skyplug.com/ or follow us on LinkedIn.

Forward-Looking Statements

Certain statements made in this press release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “can,” “could,” “continue,” “estimate,” “expect,” “evaluate,” “forecast,” “guidance,” “intend,” “likely,” “may,” “might,” “objective,” “ongoing,” “outlook,” “plan,” “potential,” “predict,” “probable,” “project,” “seek,” “should,” “target” “view,” “will,” or “would,” or the negative thereof or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. These statements reflect the Company’s reasonable judgment with respect to future events and are subject to risks, uncertainties and other factors, many of which have outcomes difficult to predict and may be outside our control, that could cause actual results or outcomes to differ materially from those in the forward-looking statements. Such risks and uncertainties include statements relating to the Company’s ability to successfully launch, commercialize, develop additional features and achieve market acceptance of its products and technologies and integrate its products and technologies with First-party platforms or technologies; the Company’s efforts and ability to drive the adoption of its products and technologies as a standard feature, including their use in homes, hotels, offices and cruise ships; the Company’s ability to capture market share; the Company’s estimates of its potential addressable market and demand for its products and technologies; the Company’s ability to raise additional capital to support its operations as needed, which may not be available on acceptable terms or at all; the Company’s ability to continue as a going concern; the Company’s ability to execute on any sales and licensing or other strategic opportunities; the possibility that any of the Company’s products will become National Electrical Code (NEC)-code or otherwise code mandatory in any jurisdiction, or that any of the Company’s current or future products or technologies will be adopted by any state, country, or municipality, within any specific timeframe or at all; risks arising from mergers, acquisitions, joint ventures and other collaborations; the Company’s ability to attract and retain key executives and qualified personnel; guidance provided by management, which may differ from the Company’s actual operating results; the potential impact of unstable market and economic conditions, including recent measures adopted by the federal government, on the Company’s business, financial condition, and stock price; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including its periodic reports on Form 10-K and Form 10-Q. There can be no assurance as to any of the foregoing matters. Any forward-looking statement speaks only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities laws.

Non-GAAP Financial Measures

Management considers earnings (loss) before interest, taxes, depreciation and amortization, or EBITDA, as adjusted, an important indicator in evaluating the Company’s business on a consistent basis across various periods. Due to the significance of non-recurring items, EBITDA, as adjusted, enables management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. The Company believes that EBITDA, as adjusted, eliminates items that are not part of the Company’s core operations, such as interest expense and amortization expense associated with intangible assets, or items that do not involve a cash outlay, such as share-based payments and non-recurring items, such as transaction costs. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income (loss), net income (loss) and cash flows used in operating activities. This non-GAAP financial measure excludes significant expenses that are required by GAAP to be recorded in the Company’s financial statements and is subject to inherent limitations. Investors should review the reconciliation of this non-GAAP financial measure to the comparable GAAP financial measure. Investors should not rely on any single financial measure to evaluate the Company’s business.

Investor Relations Contact:

Jeff Ramson

PCG Advisory

jramson@pcgadvisory.com

SKYX PLATFORMS CORP.

Consolidated Balance Sheets

	(Unaudited) June 30, 2025	(Audited) December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$12,846,554	$12,639,441
Accounts receivable	2,330,651	2,415,314
Inventory, net	3,104,442	3,785,346
Prepaid expenses and other assets	2,149,581	1,534,349
Total current assets	20,431,228	20,374,450

Long-term assets:
Property and equipment, net	1,992,228	1,349,993
Restricted cash	2,861,054	2,861,054
Right of use assets	18,625,498	19,750,030
Intangibles, definite life	4,167,224	5,189,713
Goodwill	16,157,000	16,157,000
Other assets	204,807	204,807
Total long-term assets	44,007,811	45,512,597

Total Assets	$64,439,039	$65,887,047

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued expenses	$15,212,592	$13,083,321
Accounts payable and accrued expenses-related party	187,597	151,900
Notes payable, current	3,712,275	4,011,168
Operating lease liabilities, current	2,480,929	2,350,868
Royalty obligation	800,000	800,000
Deferred revenues	2,402,126	1,495,846
Convertible notes, current-related parties	950,000	950,000
Convertible notes, current	3,292,408	3,292,408

Total current liabilities	29,037,927	26,135,511

Long term liabilities:
Long term accounts payable and accrued expenses	1,243,060	1,044,708
Notes payable	233,232	504,129
Operating lease liabilities	19,105,110	20,376,498
Convertible notes	8,429,771	7,872,773
Royalty obligations	700,000	900,000

Total long-term liabilities	29,711,173	30,698,108

Total liabilities	58,749,100	56,833,619
Mezzanine equity
Series A Preferred Stock-shares authorized 400,000, outstanding 200,000 and 200,000	5,000,000	5,000,000

Stockholders’ Equity:
Series A-1 Preferred Stock-shares authorized 480,000, outstanding 374,000 and 240,000	9,174,167	6,000,000

Common stock and additional paid-in-capital: shares authorized 500,000,000 outstanding 110,781,191 and 103,358,975	191,667,028	179,837,253
Accumulated deficit	(200,151,256)	(181,783,825)

Total stockholders’ equity	689,939	4,053,428

Total Liabilities and Stockholders’ Equity	$64,439,039	$65,887,047

Consolidated Statements of Operations

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2025	2024	2025	2024
Revenue	23,061,655	$21,446,148	$43,175,593	$40,423,969

Operating expenses
Cost of revenues	16,064,486	14,869,521	30,466,974	28,269,292
Selling and marketing expenses	6,185,017	6,271,708	13,012,437	12,798,524
General and administrative expenses	8,333,265	6,540,218	14,930,320	14,479,799
Total expenses, net	30,582,768	27,681,447	58,409,731	55,547,615

Loss from operations	(7,521,113)	(6,235,299)	(15,234,138)	(15,123,646)
Other expense
Interest expense, net	1,287,870	1,209,704	2,609,223	1,979,611
Interest expense, net related parties	17,946	17,946	35,696	35,893

Total other expense, net	1,305,816	1,227,650	2,644,919	2,015,504

Net loss	(8,826,929)	(7,462,949)	(17,879,057)	(17,139,150)

Preferred dividends-related parties	10,000		20,000
Preferred dividends	259,226	-	468,374	-
Net loss attributed to common stockholders	$(9,096,155)	$(7,462,949)	$(18,367,431)	$(17,139,150)

Net loss per share - basic and diluted	$(0.08)	$(0.08)	$(0.17)	$(0.18)

Weighted average number of common shares outstanding – basic and diluted	107,117,216	99,445,289	105,776,714	97,261,721

Consolidated Statements of Stockholders’ Equity

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2025	2024	2025	2024

Shares of Preferred stock (Series A-1)

Balance, beginning of period	260,000	-	240,000	-
Preferred stock issued pursuant to offerings	114,000	-	154,000	-

Conversion to common stock	-	-	(20,000)	-

Balance, June 30	374,000	-	374,000	-
Preferred stock ( Series A-1)

Balance, beginning of period	$6,500,000	-	$6,000,000	-
Preferred stock issued pursuant to offerings	2,674,167	-	3,674,167	-

Conversion to common stock	-	-	(500,000)	-

Balance, June 30	$9,174,167	$-	$9,174,167	$-

Shares of Common stock
Balance, beginning of period	104,952,630	97,096,897	103,358,975	93,473,433
Common stock issued pursuant to offerings	3,651,257	801,706	3,875,013	2,387,779
Common stock issued pursuant to services	2,177,304	1,497,676	3,295,268	3,535,067
Common stock issued pursuant to conversion of preferred stock	-	-	251,935	-
Common stock issued pursuant to acquisition	-	1,853,421	-	1,853,421

Balance, June 30	110,781,191	101,249,700	110,781,191	101,249,700

Common stock and paid-in capital
Balance, beginning of period	$183,832,707	$168,975,808	$179,837,253	$162,025,024
Common stock issued pursuant to stock offering	4,221,956	674,540	4,672,383	4,330,295
Common stock issued pursuant to services	3,612,365	2,775,906	6,653,522	6,070,935
Common stock issued pursuant to conversion of preferred stock	-	-	503,870
Common stock issued pursuant to exercise of options and warrants	-	-	-	-
Common stock issued pursuant to acquisition	-		-
Common stock issued pursuant to antidilutive provisions	-	-	-	-
Balance, June 30	$191,667,028	$172,426,254	$191,667,028	$172,426,254

Accumulated Deficit
Balance, beginning of period	$(191,055,101)	$(155,479,215)	$(181,783,825)	$(145,803,014)
Net loss	(8,826,929)	(7,462,949)	(17,879,057)	(17,139,150)
Preferred dividends	(269,226)	-	(488,374)	-
Balance, end of period	$(200,151,256)	$(162,942,164)	$(200,151,256)	$(162,942,164)

Total stockholders’ equity	$689,939	$9,484,090	$689,939	$9,484,090

Consolidated Statements of Cash Flows

(Unaudited)

	For the six months ended June 30,
	2025	2024
Operations:
Net loss	$(17,879,057)	$(17,139,150)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,280,154	2,399,350
Amortization of debt discount	556,998	604,976
Non-cash equity-based compensation expense	6,653,522	6,070,935
Change in operating assets and liabilities:
Inventory	680,904	(794,841)
Accounts receivable	84,663	364,662
Prepaid expenses and other assets	(615,235)	(679,154)
Deferred revenues	906,280	596,604
Operating lease liabilities	(1,141,327)	(1,021,684)
Royalty obligation	(200,000)	(400,000)
Consideration payable	-	(750,000)
Accounts payable and accrued expenses	2,363,320	351,283

Net cash used in operating activities	(6,309,778)	(10,397,019)

Investing:

Purchase of property and equipment	(775,365)	(279,277)
Net cash (used in) provided by investing activities	(775,365)	(279,277)

Financing:
Proceeds from issuance of common stock- offerings	4,809,138	4,418,721
Placement costs	(312,588)	(88,426)
Dividends	(484,504)	-
Proceeds from issuance of preferred stocks	3,850,000	-
Proceeds from issuance of convertible notes	-	-
Principal repayments of notes payable	(569,790)	(482,585)
Net cash provided by financing activities	7,292,256	3,847,710

Change in cash, cash equivalents and restricted cash	207,113	(6,828,586)
Cash, cash equivalents, and restricted cash at beginning of period	15,500,495	22,430,253
Cash, cash equivalents and restricted cash at end of period	$15,707,608	$15,601,677
Cash paid during the period for:
Interest	$2,183,628	$1,589,667
Taxes	-	-
Supplementary disclosure of non-cash financing activities:

Preferred stock conversion to common stock	$500,000	$-
Substitution of royalty payable to convertible note	-	1,000,000
Substitution of consideration payable to convertible note	-	3,117,408
Right-of-use assets and operating lease liabilities	-	662,968

Non-GAAP Financial Measures

Management considers earnings (loss) before interest, taxes, depreciation and amortization, or EBITDA, as adjusted, an important indicator in evaluating our business on a consistent basis across various periods. Due to the significance of non-recurring items, EBITDA, as adjusted, enables our management to monitor and evaluate our business on a consistent basis. We use EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. We believe that EBITDA, as adjusted, eliminates items that are not part of our core operations, such as interest expense and amortization and impairment expense associated with intangible assets, or items that do not involve a cash outlay, such as share-based payments, and non-recurring items, such as transaction costs. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, pre-tax income (loss), net income (loss) and cash flows used in operating activities. This non-GAAP financial measure excludes significant expenses that are required by GAAP to be recorded in our financial statements and is subject to inherent limitations. Investors should review the reconciliation of this non-GAAP financial measure to the comparable GAAP financial measure included below. Investors should not rely on any single financial measure to evaluate our business.

	For the three months ended June 30,		For the six months ended June 30
	2025	2024	2025	2024
Net loss	$(8,826,929)	$(7,462,949)	$(17,879,057)	$(17,139,150)
Share-based payments	3,612,364	2,775,906	6,653,521	6,070,935
Interest expense	1,305,816	1,227,650	2,644,919	2,015,504
Depreciation, amortization	1,272,337	1,338,779	2,280,154	2,399,350
EBITDA, as adjusted	$(2,636,412)	$(2,120,614)	$(6,300,463)	$(6,653,361)